Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:
Michael P. Gray	Jenny Viscarolasaga
CFO & COO	For Curis, Inc.
Curis, Inc.	617-503-6658
617-503-6632	Jenny@tworoadscommunications.com
mgray@curis.com

Curis Reports First Quarter 2007 Financial Results

CAMBRIDGE, Mass. – May 2, 2007 – Curis, Inc. (NASDAQ:CRIS), a drug development company focused on novel targeted medicines primarily for cancer treatment, today reported its financial results for the quarter ended March 31, 2007.

For the first quarter of 2007, we reported a net loss of $3,541,000, or ($0.07) per share, as compared to a net loss of $4,049,000, or ($0.08) per share, for the same period in the prior year.

Net revenues for the first quarter of 2007 were $2,363,000 as compared to $2,038,000 for the first quarter of 2006, an increase of $325,000. The increase in our net revenues was primarily the result of: (i) a decrease in contra-revenues, which results in an increase to net revenues; (ii) an increase in our license fee revenues; and (iii) a partially offsetting decrease in our research funding revenues.

Decrease in contra-revenues. We did not record any contra-revenues during the first quarter of 2007. We previously recorded contra-revenue relating to our participation in a co-development arrangement with Genentech (NYSE: DNA), which concluded in August 2006. We recorded $826,000 in contra-revenues for the first quarter in 2006.

Increase in license fee revenue. During the first quarter of 2007, our license fee revenues were $1,080,000 as compared to $292,000 for the same period in 2006, an increase of $788,000. The increase was the result of the acceleration of license fee revenue under our April 2005 Wnt collaboration with Genentech, which resulted in additional revenue of $751,000 for the quarter ended March 31, 2007 when compared to the first quarter of 2006. In the fourth quarter of 2006, we changed our estimated performance period under this collaboration from March 2009 to March 2007 to coincide with the end of the research term. We had originally estimated that this research term would extend until March 31, 2009.

Decrease in research funding. Our revenue under research and development contracts was $1,283,000 for the first quarter of 2007 as compared to $2,573,000 for the same prior year period, a decrease of $1,290,000. This decrease was principally because our research funding concluded during the fourth quarter of 2006 for both our Hedgehog antagonist program under collaboration with Genentech and our Spinal Muscular Atrophy program under collaboration with the SMA Foundation. Our Hedgehog antagonist research funding concluded since the collaboration had successfully completed preclinical development, initiating a Phase I clinical trial in January 2007. In addition, Wyeth decreased the number of our funded researchers under our Hedgehog agonist program from eight to five during the first quarter of 2007.

Operating expenses for the first quarter of 2007 were $6,247,000 as compared to $6,389,000 for the first quarter of 2006, a decrease of $142,000, or 2%. The primary changes in research and development and general and administrative expenses are as follows:

Research and Development. Research and development spending was $3,296,000 for the first quarter of 2007 as compared to $3,485,000 for the same period in 2006, a decrease of $189,000, or 5%. Overall spending decreased as research funding for a majority of our research programs under collaboration concluded during 2006. We reallocated certain of these resources to our internal Targeted Cancer Drug Development Platform programs, which includes a series of new programs focusing on the development of multi-target inhibitors of validated cancer pathways. Spending on our Targeted Cancer Drug Development Platform programs accounted for $1,705,000, or 52%, of our first quarter research and development expense.

General and Administrative. General and administrative spending of $2,952,000 for the first quarter of 2007 was comparable to $2,886,000 for the same period in 2006, an increase of $66,000, or 2%. Our overall spending in general and administrative expenses remained consistent from period to period due to offsetting variances in various spending categories.

Other income for the first quarter of 2007 was $344,000 as compared to other income of $302,000 for the same period in 2006, an increase of $42,000, or 14%.

As of March 31, 2007, cash, cash equivalents, marketable securities and investments were $32,740,000 and there were 49,373,967 shares of common stock outstanding.

“We experienced two key accomplishments during the first quarter of 2007 – the initiation of a Phase I clinical trial of a systemically administered Hedgehog antagonist for the treatment of cancer and the advancement of CUDC-101, a proprietary and wholly-Curis owned cancer drug candidate, to development candidate status,” said Daniel Passeri, Curis’ President and Chief Executive Officer. “We have been actively working toward our goal of filing an IND for CUDC-101 by early 2008, while at the same time engaging in potential collaboration discussions for this class of molecules. We remain hopeful that we may be in a position to consummate a collaboration during the second half of 2007. While we advance CUDC-101 toward clinical testing, we are also seeking to continue to advance other drug candidates in our Targeted Cancer Drug Development Platform, including a multi-target inhibitor that is designed to inhibit HSP90 and the same non-kinase target in CUDC-101. We are hopeful that we can advance at least one additional compound into development candidate status in late 2007 or early 2008.”

Recent Developments and First Quarter 2007 Highlights

In April 2007 and under the terms of a September 2006 settlement agreement, we received EURO 800,000, or $1,082,000 from Micromet, a former collaborator. There are no additional amounts due from Micromet under this note receivable.

In March 2007, we selected the first development candidate, CUDC-101, from our Targeted Cancer Drug Development Platform. We are seeking to use this platform to discover and develop a portfolio of small molecule multi-target inhibitors against a wide range of cancer types. CUDC-101 is a multi-target small molecule where the first active drug component is designed to inhibit an undisclosed non-kinase validated cancer target and the second active drug component is designed to inhibit the Epidermal Growth Factor Receptor (EGFR). In addition to the inhibition of EGFR, we have observed inhibition of HER2, another kinase target that is believed to play an important role in certain cancers, including breast cancer. Based upon this observation, we believe that CUDC-101 could offer therapeutic benefit in several cancer types. We have initiated IND-enabling preclinical drug development activities and, assuming the successful completion of such preclinical studies, expect to file an IND application with the FDA in late 2007 or early 2008. While conducting these studies, we are also seeking a corporate collaborator for CUDC-101 that will provide us with significant involvement in at least the early stages of clinical testing.

In January 2007, we announced that Genentech had treated the first patient in a Phase I clinical trial of a systemically administered Hedgehog antagonist for the treatment of cancer. The Phase I trial is designed as an open-label study of a systemic Hedgehog antagonist in patients with locally advanced or metastatic cancers that are refractory to standard therapy or for whom no standard therapies exist. The primary objectives of the Phase I trial are to evaluate the safety and tolerability of escalating doses of the Phase I molecule and to establish the maximum tolerable dose and dose-limiting toxicities. The trial is expected to enroll approximately 50 patients spread across several dose-escalating cohorts. We received a $3,000,000 milestone payment from Genentech in October 2006 in connection with Genentech’s IND filing for the trial and would receive additional contingent cash payments should the drug candidate advance beyond Phase I clinical testing, including a cash payment upon the first patient treated in a Phase II clinical trial.

We will hold a conference call today, May 2, 2007, at 10:00 A.M. EDT, to discuss our financial results, the progress of our product development programs and additional corporate activities. Daniel Passeri, President and Chief Executive Officer of Curis, will host the call.

To access the live conference call, please call (800) 202-4367 from the United States and Canada or (617) 213-8845 from other locations, shortly before 10:00 A.M. EDT. The conference ID number is 25653838. The conference call can also be accessed on the Curis website at www.curis.com in the Investor Relations section. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EDT, Wednesday, May 16, 2007. To access the replay, please call (888) 286-8010 from the United States and Canada or (617) 801-6888 from other locations and reference the conference ID number 29240402.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to create new medicines, primarily for cancer. In expanding its drug development efforts in the field of cancer through its Targeted Cancer Drug Development Platform, the Company is building upon its previous experiences in targeting signaling pathways in the areas of cancer, neurological disease, hair growth regulation and cardiovascular disease. For more information, visit www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including: Curis’ belief that CUDC-101 may ultimately offer therapeutic benefit in several cancer types; Curis’ plans to file an IND application for CUDC-101 with the FDA in late 2007 or early 2008, consummate a collaboration for CUDC-101 during the second half of 2007 and advance at least one additional compound into development candidate status in late 2007 or early 2008. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “will”, “may” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause the Company’s actual results to be materially different from those indicated by such forward-looking statements including, among other things:

•

adverse results, delays and/or failures in the Company’s and its strategic collaborators’ and licensees’ product development programs, including without limitation adverse events, difficulties with patient enrollment and other unplanned delays in its Hedgehog pathway antagonist program currently under Phase I clinical development with Genentech and unplanned delays and/or failures in the Company’s efforts to advance its Targeted Cancer Drug Development Platform programs;

•	difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by the Company and its collaborators and licensees;

•	the Company’s ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies;

•	changes in, or the Company’s inability to execute, its business plan;

•	the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates and execute its business plan;

•	unplanned cash requirements and expenditures which, among other things, could shorten the estimated period in which the Company will have cash to fund its operations;

•

risks relating to the Company’s ability to enter into and maintain important strategic collaborations, and the risk that its current and future collaborators and licensees will not perform adequately, including such risks with respect to its current collaboration agreements with Genentech, Wyeth and Procter & Gamble as well as its license agreement with Ortho Biotech Products;

•	competitive pressures; and

•	other risk factors identified in the Company’s most recent Annual Report on Form 10-K and subsequent reports periodically filed with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. The Company disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended
	March 31,
	2007	2006
Revenues:
Research and development contracts	$1,282,873	$2,572,946
License fees	1,079,913	291,584

Gross revenues	2,362,786	2,864,530
Contra-revenues from co-development with Genentech	—	(826,100)

Net revenues	2,362,786	2,038,430

Operating expenses:
Research and development	3,295,615	3,484,643
General and administrative	2,951,585	2,885,738
Amortization of intangible assets	—	18,768

Total operating expenses	6,247,200	6,389,149

Loss from operations	(3,884,414)	(4,350,719)

Total other income, net	343,641	301,725

Net loss	$(3,540,773)	$(4,048,994)

Basic and diluted net loss per common share	$(0.07)	$(0.08)

Basic and diluted weighted average common shares outstanding	49,354,125	48,854,964

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2007	December 31, 2006
ASSETS

Cash, cash equivalents and marketable securities	$32,739,995	$36,656,007
Long-term investments - restricted	201,844	201,844
Accounts and notes receivable	1,302,024	1,315,412
Property and equipment, net	3,810,508	4,393,604
Intangible assets, net	8,982,000	8,982,000
Other assets	662,648	719,386

Total assets	$47,699,019	$52,268,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$3,289,510	$3,504,659
Debt	1,466,887	1,979,622
Deferred revenue	9,629,261	10,886,833

Total liabilities	14,385,658	16,371,114

Total stockholders' equity	33,313,361	35,897,139

Total liabilities and stockholders' equity	$47,699,019	$52,268,253

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